UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

333-89452-04
333-89452

(Commission File Numbers)

CAPITAL ONE AUTO FINANCE TRUST 2003-A
CAPITAL ONE AUTO RECEIVABLES, LLC

(Exact name of registrants as specified their respective its charters)

1680 Capital One Drive
McLean, Virginia 22102
(703) 720-1000

(Address, including zip code, and telephone number,
including area code, of Registrant’s Principal Executive Offices)

Capital One Auto Finance Trust 2003-A, Class A-1 Asset-Backed Notes,
Class A-2 Asset Backed Notes, Class A-3-A Asset Backed Notes,
Class A-3-B Asset Backed Notes, Class A-4-A Asset Backed Notes
and Class A-4-B Asset Backed Notes

(Title of each class of securities covered by this Form)

None

(Title of all other classes of securities for which a
duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☐
Rule 12g-4(a)(1)(ii)	☐	Rule 12g-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(ii)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 15d-6	☒
Rule 12h-3(b)(1)(i)

Approximate number of holders of record as of the certification or notice date:	29

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 Capital One Auto Receivables, LLC, as Registrant, and Capital One Auto Finance Trust 2003-A, as Co-Registrant, have each duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date:	January 28, 2004

By: /s/ Steve Cunningham
Capital One Auto Receivables, LLC, as Registrant

Name: Steve Cunningham
Title: Assistant Vice President

By: /s/ Steve Cunningham
Capital One Auto Finance, Inc., as Administrator for Capital One Auto Finance Trust 2003-A, as Co- Registrant

Name: Steve Cunningham
Title: Assistant Vice President